EXHIBIT 99.1

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

eOn Communications Reports Third Consecutive Profitable Quarter

ATLANTA (November 18, 2003) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and Web-based communications solutions, today reported financial results for the first quarter ended October 31, 2003.

Revenues for the quarter increased 42% to $5,039,000, compared with $3,555,000 for the same period last year. Net income for the first quarter was $330,000, or $0.03 per share, compared with a net loss of $1,262,000, or ($0.10) per share, in the prior-year period. Cash flow from operations for the quarter was $283,000, with total cash and investments increasing to $7,502,000 at October 31, 2003.

During the first quarter, the Company finalized and began fulfillment of a contract with Frequentis USA, Inc. to provide an advanced conferencing solution at the FAA’s main command center in Herndon, VA. The Company also secured orders from several new customers, including Arcturus Corporation and Globe Life and Accident Insurance Company, and reached an agreement to deploy the first eQueue system in China. Follow-on business included orders from Northrop Grumman, PETsMART, Circuit City, Proxy Communications, and Alpine Access. The Company also announced plans to acquire NeoMecca, Inc., a leading call center solution provider.

“With the first quarter results, eOn has now been profitable for three consecutive quarters,” said David S. Lee, eOn’s president and chief executive officer. “During this time, we have also made major progress on our international initiatives. The pending acquisition of NeoMecca gives us a firmer foothold to capture contact center market share in South Korea, and we are now positioned to exploit growth opportunities in Asia – especially China.”

The company also announced the retirement of chief financial officer Lanny Lambert. “Lanny and I have had a long and successful relationship,” commented Lee. “I asked Lanny to come out of retirement a few years ago to assist with the restructuring of eOn, and he has done an outstanding job improving eOn’s overall financial position. We at eOn thank him for his efforts and wish him much happiness as he once again enters retirement.” Stephen Bowling, former president of eOn and a member of the board of directors, has assumed the role of chief financial officer.

Lee concluded, “We will continue our efforts to grow the Company and improve our year-over-year results. This is an exciting time for eOn with the pending acquisition of NeoMecca and our expansion into China. While we enter into a seasonal period for our business, we will maintain our focus on the long-term growth of our eQueue business.”

Conference Call and Webcast

The company will host a conference call at 11:00 a.m. EST tomorrow, November 19, 2003, to discuss its first quarter results. To hear the call, dial (719) 457-2636 or visit our investor relations web site at investor.eoncc.com. A replay of the call will be posted to our investor relations web site shortly following the call. A recording will also be available no later than noon on Friday, November 21, 2003, by direct dial at (678) 337-2001. These recordings will be available through December 5, 2003.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-K filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

# # #

eOn Communications Corporation

Statements of Operations (Unaudited)

For the Three Months Ended October 31, 2003 and 2002

(Dollars in thousands, except per share data)

	Three Months Ended October 31,
	2003	2002
Net revenues	$5,039	$3,555
Cost of revenues	2,100	1,770

Gross profit	2,939	1,785

Operating expenses:
Selling, general, and administrative	1,918	2,300
Research and development	676	747

Total operating expenses	2,594	3,047

Income (loss) from operations	345	(1,262)
Interest income	(16)	(37)
Interest expense	9	9
Other expense, net	22	28

Income (loss) before income tax expense	330	(1,262)

Income tax expense	—	—

Net income (loss)	$330	$(1,262)

Net income (loss) per common share
Basic and diluted:	$0.03	$(0.10)

Weighted average shares outstanding:
Basic	12,231	12,049
Diluted	12,785	12,049

eOn Communications Corporation

Balance Sheets

October 31 and July 31, 2003

(Dollars in thousands)

	Oct 31, 2003	July 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,302	$3,221
Marketable securities	4,200	4,200
Trade accounts receivable, net	3,650	2,849
Inventories	1,806	1,879
Other current assets	96	134

Total current assets	13,054	12,283

Property and equipment, net	1,058	1,149
Intangible assets, net	1	2

Total	$14,113	$13,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,670	$1,240
Payable to affiliate	72	121
Note payable – current	447	613
Accrued expenses and other	2,094	1,996

Total current liabilities	4,283	3,970

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	53,483	53,447
Treasury stock	(1,502)	(1,502)
Accumulated deficit	(42,163)	(42,493)

Total stockholders’ equity	9,830	9,464

Total	$14,113	$13,434